Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

Dated as of March 23, 2023

by and among

SPRUCE POWER HOLDING CORPORATION,

as Buyer,

MEZZANINE PARTNERS III, L.P.,

AP MEZZANINE PARTNERS III, L.P.,

and

SS OFFSHORE,
L.P., as Sellers,

and

HPS INVESTMENT PARTNERS, LLC,

as the Sellers’ Representative

i

EXHIBIT A	OWNERSHIP OF HPS BLOCKER
EXHIBIT B	SOLAR ASSET REPRESENTATIONS
EXHIBIT C	ASSIGNMENT AGREEMENT

INDEX OF DEFINED TERMS

Action	2
Affiliate	2
Agreed Upon Tax Treatment	12
Agreement	1
Anti-Bribery Laws	24
AP Mezz Partners	1
Assignment Agreement	11
Base Purchase Price	2
Borrower	1
Business	2
Business Day	2
Buyer	1
Buyer Disclosure Schedule	2
Buyer Related Persons	35
Buyer Releasors	34
Cash Redemption	1
Closing	11
Closing Date	11
Code	2
Company Contract	2
Company Data	3
Confidential Information	27
Consumer	3
Consumer Protection Laws	3
Contract	3
Contracting Parties	36
Counsel	35
Credit Agreement	3
D&O Indemnified Persons	29
Disclosure Schedules	3
Effective Time	11
Employee Benefit Plans	3
Encumbrance	3
Environmental Claim	4
Environmental Laws	4
Environmental Permits	4
Equity Interests	4
ERISA	4
Excluded Matter	5
Ex-In Laws	4

FERC	4
Financial Statements	17
FPA	4
Fraud	4
GAAP	4
Governmental Entity	4
Hazardous Substance	5
HPS Blocker	1
Independent Accountant	27
Insurance Policies	21
Intellectual Property	5
Knowledge of Buyer	5
Knowledge of the Sellers	8
Law	5
Material Adverse Effect	5
Membership Interests	1
Mezz Partners	1
Nonparty Affiliates	36
OFAC	6
Order	6
Ordinary Course of Business	6
Organizational Documents	6
Patent Rights	6
Permits	21
Permitted Encumbrances	6
Person	6
Personal Information	6
Post-Lockbox Taxable Period	7
Pre-Lockbox Date Liability	27
Pre-Lockbox Returns	27
Pre-Lockbox Taxable Period	7
Privacy Laws	7
Pro Rata Share	7
Purchase Price	11
Real Property	7
Release	7
Representatives	7
Sanctioned Country	8

Sanctioned Person	8
Sanctions Laws	8
Securities Act	26
Security Breach	23
Seller Disclosure Schedule	8
Seller Related Persons	34
Seller Releasors	35
Seller’s Knowledge
Sellers	1
Sellers’ Representative	1
SEMTH	1
SET	1
Software	8
Straddle Period	8
Straddle Returns	27
Systems
Target Companies	1
Tax	8
Tax Contest	28
Tax Indemnitees	28
Tax Lockbox Date	9
Tax Return	9
Taxes	8
Taxing Authority	9
Trade Control Laws	24
Trademarks	9
Transaction Documents	9
Transaction Expenses	9
Transfer Taxes	9
Treasury Regulations	9

v

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 23, 2023, is made by and among Spruce Power Holding Corporation, a Delaware corporation (“Buyer”), Mezzanine Partners III, L.P., a Delaware limited partnership (“Mezz Partners ), AP Mezzanine Partners III, L.P., a Delaware limited partnership ((“AP Mezz Partners), and SS Offshore, L.P., a Cayman Islands exempted limited partnership (“SS Offshore), and, together with Mezz Partners and AP Mezz Partners, “Sellers”), and HPS Investment Partners, LLC, a Delaware limited liability company (the “Sellers’ Representative”), in its capacity as the Sellers’ Representative.

RECITALS

WHEREAS, Sellers collectively own 100% of the issued and outstanding interests (the “Membership Interests”) in SS Holdings 2017, LLC, a Delaware limited liability company (“HPS Blocker”), as set forth on Exhibit A;

WHEREAS, HPS Blocker owns 100% of the issued and outstanding limited liability company interests in SunStreet Energy Master Tenant Holdings, LLC, a Delaware limited liability company (“SEMTH”);

WHEREAS, SEMTH owns 100% of the issued and outstanding limited liability company interests in SunStreet Energy Tenant, LLC, a Delaware limited liability company (“SET”);

WHEREAS, SET owns 100% of the issued and outstanding limited liability company interests in SET Borrower 2022, LLC, a Delaware limited liability company (“Borrower” and, together with HPS Blocker, SEMTH and SET, collectively, the “Target Companies”);

WHEREAS, prior to the Closing, HPS Blocker will distribute cash to Sellers in partial redemption of their Membership Interests (the “Cash Redemption”); and

WHEREAS, Buyer desire to acquire from Sellers, and Sellers desire to sell, transfer, convey and assign to Buyer, 100% of the Membership Interests upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the Exhibits, Schedules and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.

“Action” means any litigation, action, cause of action, claim, complaint, demand, inquiry, investigation, petition, suit, arbitration, or other proceeding, whether civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Entity.

“Affiliate ” means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Purchase Price” means an aggregate amount equal to $160,000,000.00.

“Business” means, with respect to a Target Company, the business of such Target Company as currently conducted and as proposed to be conducted.

“Business Day” means any day other than a Saturday or Sunday or any day banks in New York, New York are permitted to be closed.

“Buyer Disclosure Schedule” means the Disclosure Schedules which are attached hereto and delivered by Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means the following Contracts to which any Target Company is a party (or by the terms of which such Target Company or its assets are bound) and which are in effect on the date hereof: (a) each swap, exchange, commodity option or hedging Contract; (b) each operation, maintenance, services, warranty, management and/or management transition Contract that is material to the operation of the Business; (c) each Contract which provides for payments to or from any Target Company in excess of $100,000 over the stated term of the Contract; (d) each Contract under which any Target Company has (i) created, incurred, assumed or guaranteed (or entered into any arrangement that has the effect of guaranteeing) any indebtedness or mortgaged, pledged or otherwise agreed to the placing of an Encumbrance on any of their assets, including the Credit Agreement, or (ii) extended credit to any Person in an amount in excess of $100,000 of committed credit; (e) each Contract with any Seller or other Affiliate of a Target Company; (f) each Contract establishing any joint venture, strategic alliance or other similar collaboration; (g) each Contract which prohibits any Target Company from freely engaging in business anywhere in the world or which restricts any Target Company from soliciting customers or soliciting or hiring employees; (h) any Contract with any Governmental Entity; (i) any Contract constituting a settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related Action is settled) and under which obligations of a Target Company remain outstanding; (j) any Contract in which any Target Company has granted “most favored nations” pricing provisions or which any Target Company has agreed to purchase or supply a minimum quantity of goods or services or has agreed to purchase or supply goods or services exclusively from or to a certain party; and (k) any Contract guaranteeing performance of any System.

“Company Data” means all data comprising confidential information or a trade secret that is collected, generated, or received by or for the benefit of any Target Company, or otherwise within the possession or control of any Target Company or any contractor or subcontractor of a Target Company, including Personal Information.

“Consumer” means any individual person that is transacting, has transacted or is seeking or sought by any person to transact for the lease or purchase of goods or services, an extension of credit, or other financial accommodation with respect to the products and services of any Target Company or that is or is intended to be primarily used for personal, family or household use.

“Consumer Protection Laws” means all applicable Laws and implementing regulations (including those applicable Laws enforced or administered by the Consumer Financial Protection Bureau, the Federal Trade Commission, and any other Governmental Entity) that relate to Consumer rights, protections or obligations related to marketing, advertising, soliciting, financing, selling or communicating through any medium to or any transaction with a Consumer.

“Contract” means any contract, agreement, arrangement, commitment, indenture, instrument, purchase order, license, undertaking, or any other legally-binding arrangement, in each case whether oral or written, including any amendments and other modifications thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of June 10, 2022, by and between Borrower, Deutsche Bank AG, New York branch, and Computershare Trust Company, National Association (as amended, restated, or otherwise modified or revised).

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans, programs, agreements, policies or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another section of ERISA, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one individual; and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Target Companies), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, profits interests, sick leave, vacation pay, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option, equity or equity-based incentive or purchase plans, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Encumbrance” means any charge, lease, covenant, easement, encumbrance, pledge, security interest, lien, option, mortgage, deed of trust, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by Contract, understanding or Law, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), except for, in the case of the Membership Interests and the Equity Interests of the other Target Companies, any restrictions on transfer arising under any applicable federal, state or foreign securities Law.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, Encumbrances, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages, penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law, including (a) those by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) those by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of Hazardous Substance or arising from injury to health, safety or the environment.

“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, remediation of contamination, protection of human health and safety or protection of the environment (including ambient air, indoor air, surface water, wetlands, groundwater, sediments, soil gas, land surface or subsurface strata, natural resources and endangered, threatened or other protected or special-status species).

“Environmental Permits” means written permits, registrations, licenses, certificates, approvals, exemptions, variances and other authorizations required under any Environmental Law.

“Equity Interests” means, in respect of any Person, shares of capital stock, membership interests, partnership interests, joint venture interests or other equity, ownership or similar interests, and any option, subscription, warrant, right, instrument, Contract or security (including debt securities) convertible, exchangeable or exercisable therefor or that would otherwise entitle any other Person to acquire such an interest (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“FERC” means the Federal Energy Regulatory Commission.

“FPA” means the Federal Power Act of 1935, as amended, and FERC’s implementing regulations thereunder.

“Fraud” means “fraud” as defined by common law of the State of Delaware with respect to the making of the representations and warranties set forth in ARTICLE III, ARTICLE IV, or ARTICLE V of this Agreement (provided that, for purposes hereof, “Fraud” shall not include fraud based on theories of constructive fraud, negligence or recklessness).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” means (a) any federal, state, provincial, foreign or local government; (b) any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any nature thereof; or (c) governmental or quasi-governmental authority of any nature thereof (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, self-regulatory organization or other entity and any court, arbitrator, arbitration panel or other tribunal).

“Hazardous Substance” means any substance that (a) is or contains asbestos, polychlorinated biphenyls, mold, radioactive matter or radon; (b) is or contains oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions or derivatives thereof; (c) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” “contaminant” or words of similar import; or (d) whether by its nature or its use, is regulated by any Environmental Law.

“Intellectual Property” means all intellectual property or proprietary rights arising under the Laws of any jurisdiction in the world, including (a) copyrights and rights in original works of authorship and designs, including moral rights of authors; (b) Patent Rights; (c) Trademarks and all goodwill in Trademarks; (d) inventions, invention disclosures, statutory invention registrations, trade secrets, know-how, and confidential information (which may include scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists), whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (e) rights in Software, data, and databases; (f) other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions); and (g) all applications (pending or in process) and registrations for any of the foregoing.

“Knowledge of Buyer” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Buyer Disclosure Schedule after reasonable inquiry of Spruce Servicing LLC and Solar Service Experts, LLC.

“Law” means any federal, state, provincial, foreign or local laws (including common law), constitutions, statutes, codes, rules, ordinances, resolutions, rulings, regulations, treaties, executive orders, directives, promulgations, decrees or edicts by a Governmental Entity having the force of law or any Order of any applicable Governmental Entity.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, assets, properties, results of operations or financial condition of the Target Companies (taken as a whole) or (y) the ability of Sellers to consummate the transactions contemplated by this Agreement, other than, solely in the case of clause (x), an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general; (b) the effect of any change that generally affects any industry in which the Target Companies operate; (c) the effect of any change arising in connection with any natural disasters, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (d) the effect of (or material worsening of) any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic); (e) the effect of any changes in applicable Laws or GAAP; or (f) the failure, in and of itself, of any Target Company to meet any of its internal projections (it being understood that this clause (f) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (to the extent the effect(s) of such change, event, occurrence or development is not otherwise an Excluded Matter)); except in the case where an Excluded Matter referred to in clauses (a), (b), (c), (d) or (e) has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any order, ruling, judgment, injunction, decree, writ, stipulation, assessment, determination, or award made, issued or entered by any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with the past customs and practices of the Target Companies.

“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Encumbrances” means (a) carriers, warehouseman, mechanics, materialmen and similar statutory Encumbrances which have arisen in the Ordinary Course of Business for sums not yet due; (b) Encumbrances imposed or promulgated by Laws with respect to Real Property and improvements, including zoning, building, subdivision, land use, conservation or environmental regulations or other similar requirements or restrictions; and (c) Encumbrances for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, trustee, association, union, entity, or other form of business organization or any Governmental Entity whatsoever.

“Personal Information” means information (in any form or media) that identifies or reasonably can be used to identify an individual (alone or when combined with other information), including, to the extent applicable: (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (b) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from unauthorized access, use or disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s account and account information, including balances and transaction data; (f) user names, email addresses, passwords or other credentials for accessing accounts; and (g) any other information regulated as personal information or personal data in any state or federal law.

“Post-Lockbox Taxable Period” means any taxable period (or portions thereof) beginning after the Tax Lockbox Date.

“Pre-Lockbox Taxable Period” means any taxable period (or portions thereof) ending on or before the Tax Lockbox Date.

“Privacy Laws” means, collectively, all Laws applicable to the Target Companies relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Entity, which may include (a) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018), as amended, including any nation’s implementing legislation (and the equivalent laws of Switzerland) and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), and the requirements set forth in regulations published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities; (b) the California Consumer Privacy Act of 2018 and other state-enacted Privacy Laws; (c) the internal privacy policy of any Target Company and any public privacy policy; and (d) third party privacy policies with which a Target Company has been or is contractually obligated to comply.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Exhibit A.

“Real Property” means all real property owned or leased by any Target Company or to which such Target Company has rights under leases, easements, rights of way, licenses, common use agreements, or similar agreements.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, migration or disposing of any Hazardous Substance into the environment (including ambient air, indoor air, surface water, wetlands, groundwater, sediments, soil gas, land surface or subsurface strata).

“Representatives” means, with respect to a Person, the directors, managers, officers, members, shareholders, employees, partners, Affiliates, owners, investors, agents, advisors, counsel, financiers, consultants and representatives of such Person or its Affiliates; provided that Representatives shall not include any Person that would be a Representative solely due to owning publicly-traded Equity Interests.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Seller Disclosure Schedule” means the Disclosure Schedules which are attached hereto and delivered by the Sellers’ Representative.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Seller Disclosure Schedule after reasonable inquiry.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Straddle Period” means a Tax period, if any, which begins on or before, and ends after, the Tax Lockbox Date.

“System” means each residentially hosted rooftop solar photovoltaic electric generating system owned by a Target Company.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Entity responsible for administration of Taxes under the Laws of any jurisdiction.

“Tax Lockbox Date” means December 31, 2022.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund or other written information of or with respect to any Tax which is supplied to, or required to be supplied to, any Governmental Entity, including any and all attachments, amendments and supplements thereto.

“Trademarks” means all registered trademarks, trade names, trade dress and service marks, logos, product designations, Internet domain names, social media accounts and handles, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreements, and the certificates and resignation letters delivered pursuant hereto.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; all management fees, transaction fees and monitoring fees payable to any Seller or any Affiliate of any Seller; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred or otherwise payable by the Target Companies in connection with this Agreement or the transactions contemplated hereby or any other sales process for the Target Companies; and (b) all fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Entity or other Person that are required or advisable as a result of the transactions contemplated hereby.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means any proposed, temporary or final U.S. Treasury Department regulations promulgated under the Code.

Section 1.2 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, and all references to Exhibits, the Seller Disclosure Schedule and the Buyer Disclosure Schedule are intended to refer to Exhibits, the Seller Disclosure Schedule and the Buyer Disclosure Schedule attached to this Agreement, each of which is made a part of this Agreement for all purposes; (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation”; (vi) the word “or” has the inclusive meaning represented by the phrase “and/or”; and (vii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Entities, Persons succeeding to their respective functions and capacities.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c) Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless the context otherwise requires, a reference to any Contract or Law includes any amendment, modification, or successor thereto. For the avoidance of doubt, reference to Contracts in the Seller Disclosure Schedule shall not be deemed to include amendments, modifications, or successors thereto unless specified in the applicable disclosure.

(f) Conflicts, discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances.

(g) All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to United States currency unless otherwise specifically provided.

(h) Any reference in this Agreement to “the date hereof” or “the date of this Agreement” refers to the date specified in the first paragraph of this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1 Purchase and Sale of Membership Interests.

(a) Buyer and each Seller hereby agree that, upon the terms and subject to the conditions hereof, at the Closing, Buyer hereby purchases and accepts from each Seller, and each Seller hereby sells, transfers, conveys and assigns to Buyer, all of such Seller’s right, title, and interest in and to the Membership Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Encumbrances.

(b) The aggregate consideration to be paid by Buyer to Sellers for the Membership Interests (the “Purchase Price”) shall be an aggregate amount equal to(i) the Base Purchase Price, minus (ii) the outstanding principal amount of indebtedness under the Credit Agreement (but not, for the avoidance of doubt, accrued and unpaid interest on such indebtedness), minus (iii) all Transaction Expenses.

Section 2.2 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held electronically on the date hereof (the “Closing Date”). Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Effective Time”).

(b) Deliveries by the Sellers’ Representative. At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Buyer:

(i) an Assignment of Membership Interests and Assumption Agreement in respect of each Seller’s Membership Interests, substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”), duly executed by each Seller;

(ii) copies of all third Person consents specifically identified on Section 2.2(b)(ii) of the Seller Disclosure Schedule, all of which are in full force and effect;

(iii) a completed and executed Form W-8 or W-9 (as appropriate) from each Seller or, if applicable, such Seller’s regarded owner for U.S. federal income tax purposes;

(iv) a certificate, dated as of the Closing Date, of a duly authorized officer or manager of the Target Companies pursuant to which such officer or manager certifies that attached thereto is a true, accurate and complete copy of (A) the certificate of formation of each Target Company and all amendments thereto certified by the Secretary of State of the State of Delaware not more than 10 Business Days prior to the Closing Date; (B) each Target Company’s limited liability company agreement with all amendments thereto; and (C) certificates from the Secretary of State of the State of Delaware, dated not more than 10 Business Days prior to the Closing Date, certifying that each Target Company is in good standing under the laws of the State of Delaware;

(v) resignations of all of the managers and officers of the Target Companies, in each case as set forth on Section 2.2(b)(v) of the Seller Disclosure Schedule;

(vi) copies of all Contracts to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound; and

(vii) a certificate specified in Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, certifying that an interest in HPS Blocker is not a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder, together with a form of notice to the Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2) to be mailed by Buyer (along with a copy of the certificate described above) to the Internal Revenue Service.

(c) Deliveries by Buyer. At the Closing, Buyer shall:

(i) pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative, the Purchase Price, which the Sellers’ Representative shall be obligated to distribute to Sellers in accordance with their respective Pro Rata Shares (and Buyer shall have no responsibility, liability or obligation to Sellers if the Sellers’ Representative fails to make any such payment or for the agreed upon allocation of the Purchase Price among the Sellers as set forth on Exhibit A);

(ii) pay or cause to be paid to the beneficiaries thereof all unpaid Transaction Expenses due as of the Closing that are set forth on Section 2.2(c)(ii) of the Seller Disclosure Schedule; and

(iii) deliver to the Sellers’ Representative the Assignment Agreement, duly executed by Buyer.

Section 2.3 Tax Treatment. Sellers and Buyer agree that, for U.S. federal income Tax purposes, (i) Sellers shall be treated as selling and Buyer shall be treated as acquiring all of the Membership Interests of HPS Blocker, in exchange for the aggregate consideration paid for the Membership Interests pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code) and (ii) the Cash Redemption shall be treated as additional purchase price received by the Sellers in exchange for Membership Interests pursuant to the principles of Zenz v.Quinlivan, 213 F.2d 914 (6th Cir. 1954) (the “Agreed Upon Tax Treatment”). Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, Sellers and Buyer shall not take any U.S. federal income Tax reporting position inconsistent with the Agreed Upon Tax Treatment, and will cause their respective affiliates to not take any U.S. federal income Tax reporting position inconsistent with the Agreed Upon Tax Treatment.

Section 2.4 Withholding. Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including appropriate Forms W-8 or W-9, as applicable, or any successor thereto or any similar information, from Sellers and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made. The parties hereto shall cooperate in good faith to collect and deliver, as applicable, any necessary Tax forms to reduce such amounts to be deducted and withheld.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth on the corresponding section of the Seller Disclosure Schedule, each Seller, individually as to itself, hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 3.1 Organization, Power and Authority. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Such Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby and perform all terms and conditions thereof to be performed by it. Such Seller is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business or the ownership of the Membership Interests, makes such qualification necessary, except for any such failure to be so qualified that would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the transactions contemplated by this Agreement and each other Transaction Document.

Section 3.2 Authorization of Transaction. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is party or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party constitutes (assuming the due execution and delivery by the other parties hereto) a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.3 Governmental Approvals. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement or any other Transaction Document by such Seller, the performance by such Seller of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby and thereby, except as set forth on Section 3.3 of the Seller Disclosure Schedule.

Section 3.4 Ownership of the Membership Interests. Such Seller is the sole beneficial and record owner of the Membership Interests held by such Seller as set forth on Exhibit A. Such Seller has good and valid title to its Membership Interests, and such Membership Interests are free and clear of all Encumbrances. The transfer of its Membership Interests by such Seller to Buyer at the Closing will convey to Buyer good and valid title to all of such Seller’s Equity Interests in the Target Companies, free and clear of all Encumbrances.

Section 3.5 No Conflict or Violation. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by such Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) result in a violation, default or material breach of or under (i) any of the terms of the Organizational Documents of such Seller, (ii) any Law or Order applicable to or binding upon such Seller, or (iii) any Contract or Permit to which such Seller is a party or by which such Seller, or any of its material properties or assets, are bound; (b) result in the creation or imposition of any Encumbrance upon any of the material assets or properties of such Seller; or (c) (i) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, cancel, or refuse to perform any Contract or Permit to which such Seller is a party or by which such Seller, or any of its material properties or assets, are bound or (ii) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any material duties or obligations are to be performed, or any material rights or benefits are to be received under any Contract or Permit to which such Seller is a party or by which such Seller, or any of its material properties or assets, are bound.

Section 3.6 Brokers’ Fees. No Seller nor any of its managers (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.7 Legal Proceedings. There are no Actions pending or, to such Seller’s Knowledge, threatened against such Seller (or any of its respective officers or directors), before or by any Governmental Entity which would adversely affect the ability of such Seller to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. There are no such Actions pending or, to such Seller’s Knowledge, threatened challenging the validity or propriety of the transactions contemplated hereby or any other Transaction Document. Neither such Seller nor any of its Affiliates is subject to any Order that would adversely affect such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE TARGET COMPANIES

Except as set forth on the corresponding section of the Seller Disclosure Schedule, Sellers, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof, as follows:

Section 4.1 Due Organization; Good Standing; Power and Authority.

(a) Each Target Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Target Company has all requisite power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted.

(b) Each Target Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, and except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and each such jurisdiction is listed on Section 4.1 of the Seller Disclosure Schedule. True, correct, and complete copies of the Organizational Documents of each Target Company, all in such form as currently in effect, have been delivered to Buyer. No Target Company is in default under or in violation of any provision of their applicable Organizational Documents.

Section 4.2 Capitalization.

(a) The Membership Interests constitute all of the issued and outstanding Equity Interests of HPS Blocker, and Sellers own all of the issued and outstanding Equity Interests of HPS Blocker as set forth on Exhibit A. HPS Blocker owns all of the issued and outstanding Equity Interests of SEMTH. SEMTH owns all of the issued and outstanding Equity Interests of SET. SET owns all of the issued and outstanding Equity Interests of Borrower. Other than its interest in another Target Company, no Target Company owns any capital stock, security, partnership interest or other Equity Interest of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity.

(b) Each applicable owner of Equity Interests in a Target Company has good and valid title to such Equity Interests, and such Equity Interests are free and clear of all Encumbrances. All of the issued and outstanding Equity Interests of each Target Company were duly authorized for issuance and are validly issued. No Equity Interests of any Target Company were issued in violation of the Organizational Documents of such Target Company or any other agreement, arrangement, or commitment to which such Target Company is a party and are not subject to any preemptive or similar rights of any Person. There are no agreements, restricted stock, restricted stock units, profits interests, options, warrants, other convertible securities, or other rights or arrangements existing or outstanding that provide for the sale, issuance, registration, repurchase or redemption, of any Equity Interests of a Target Company. Other than the Organizational Documents, no Target Company is subject to any Contract with respect to voting rights or transferability. No Seller, nor any Target Company (i) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Equity Interests of the Target Companies or (ii) has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of the Equity Interests of the Target Companies.

(c) There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any Equity Interests of any Target Company or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Equity Interests of any Target Company. There are no bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matter on which the holders of equity securities of any of the Target Companies may vote. There is no Contract between any Seller or any Target Company, on the one hand, and any third Person, on the other hand, providing such third Person any rights relating to the acquisition of any Target Company’s Equity Interests, assets or businesses (including rights of first refusal or rights of first offer, and whether by acquisition, merger, license or otherwise).

Section 4.3 No Conflict or Violation. Except as set forth on Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by Sellers and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) result in a violation, default or material breach of or under (i) any of the terms of the Organizational Documents of any Target Company, (ii) any Law or Order applicable to or binding upon any Target Company, or (iii) any Contract or Permit to which any Target Company is a party or by which any Target Company, or any of its material properties or assets, are bound; (b) result in the creation or imposition of any Encumbrance upon any of the material assets or properties of any Target Company; or (c) (i) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, cancel, or refuse to perform any Contract or Permit to which any Target Company is a party or by which any Target Company, or any of its material properties or assets, are bound or (ii) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any material duties or obligations are to be performed, or any material rights or benefits are to be received under any Contract or Permit to which any Target Company is a party or by which any Target Company, or any of its material properties or assets, are bound.

Section 4.4 Financial Statements.

(a) True, correct, and complete copies of the audited consolidated balance sheets and statements of operations, members’ equity, and cash flows of SEMTH and its subsidiaries as of and for the fiscal years ended November 30, 2020 and 2019 (the “Financial Statements”) have been provided to Buyer. The Financial Statements present fairly, in all material respects, the combined financial position, results of operations and cash flows of the Target Companies as of the dates and for the periods indicated in such Financial Statements and were prepared in conformity with GAAP consistently applied. The Financial Statements have been prepared from the books and records of the Target Companies. No auditor of any of the Target Companies has resigned (or informed the Target Companies in writing that it intends to resign) or been dismissed as independent public accountants of any Target Company as a result of or in connection with any disagreements with a Target Company on a matter of accounting principles or practices, financial statements, auditing scope or procedure.

(b) The Target Companies have established and maintained a system of internal accounting controls designed to provide assurance regarding the reliability of financial reporting with respect to the Target Companies and their respective businesses. In the past three years there has not been (i) any material deficiency or weakness in any system of internal accounting controls used by the Target Companies with respect to their respective businesses; (ii) to the Sellers’ Knowledge, any fraud or other wrongdoing in connection with or that involves any of the management or employees of the Target Companies who have had a role in the preparation of the financial statements or the internal accounting controls used by the Target Companies with respect to their respective businesses; or (iii) any claim or allegation in writing regarding any of the foregoing.

Section 4.5 No Undisclosed Liabilities. Except (i) as set forth in the balance sheet included in the Financial Statements; (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the balance sheet included in the Financial Statements, none of which is, to Seller’s Knowledge, a liability for breach of Contract, breach of warranty, tort, infringement, violation of Law, misappropriation, or an Action; or (iii) for liabilities arising under this Agreement, to Sellers’ Knowledge, no Target Company has directly or indirectly, since the date of such balance sheet, incurred any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

Section 4.6 Absence of Certain Developments. Since December 31, 2021, (a) the Target Companies have conducted their Business in the Ordinary Course of Business; (b) there has not been any declaration, setting aside or payment of any non-cash or in-kind dividend or other distribution of property; (c) there has not been any change in accounting methods, principles, or practices affecting the Target Companies, except as required by GAAP; and (d) there has not occurred any Material Adverse Effect.

Section 4.7 Legal Proceedings. There are no, and there have not been in the last three years any, Actions in excess of $20,000 (or seeking injunctive relief) pending, or to Sellers’ Knowledge, threatened against or affecting any Target Company or System, and to Sellers’ Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such Action in excess of $20,000 (or seeking injunctive relief). No Target Company nor any of its respective businesses or properties (including the Systems) are subject to any Orders. There are no settlements to which any Target Company is bound, or by which any of such Target Company’s assets or properties are bound, and pursuant to which there any material outstanding liability or obligations binding such Target Company. There is no Action by any Target Company pending or threatened in writing against any other Person.

Section 4.8 Taxes.

(a) All Tax Returns required to be filed by a Target Company have been timely filed and all such Tax Returns were true, correct, and complete. Each Target Company has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of each Target Company for taxable periods (or portions thereof) through the Tax Lockbox Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Financial Statements, as adjusted for the passage of time through the Tax Lockbox Date in accordance with GAAP.

(b) No Target Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(c) There are no ongoing or threatened (in writing) audits, claims, proposed (in writing) deficiencies, examinations, or assessments regarding Taxes pending against a Target Company. All deficiencies asserted as a result of any Tax examination have been paid in full or finally settled.

(d) HPS Blocker properly elected on April 13, 2017 to be treated as an association (and thus taxable as a corporation) pursuant to Treasury Regulation § 301.7701-3(a) for U.S. federal income Tax purposes. Except as set forth on Section 4.8(d) of the Seller Disclosure Schedule, HPS Blocker is and has at all times since its formation been treated as an association, and each Target Company other than HPS Blocker is and has been at all times since the date of its formation either a disregarded entity or a partnership for U.S. federal income tax purposes.

(e) Each Target Company has duly and timely withheld all Taxes required by Law to be withheld by it, and has duly and timely remitted to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it. Each Target Company has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(f) No Target Company has in effect any power of attorney with respect to Taxes.

(g) No Target Company has requested or received a Tax ruling from any Taxing Authority with respect to any Tax matter.

(h) There are no material Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any Target Company.

(i) No Target Company is a party to any Tax allocation, Tax sharing agreement or Tax indemnity agreement or similar agreement currently in force other than any such agreement or arrangement entered into in such Target Company’s Ordinary Course of Business, the principal purpose of which is not related to Taxes, nor has any liability for the Taxes of any other Person (other than Sellers (in connection with any Target Company or any assets of any Target Company) or the Target Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state or local law), as a transferee or successor, by contract, or otherwise.

(j) Each Target Company (or, if such Target Company is disregarded for U.S. federal income tax purposes, the Person that is treated as owning the assets of the Target Company for U.S. federal income tax purposes) is a “United States Person” within the meaning of Code Section 7701(a)(30).

(k) No Target Company has (i) taken, claimed or applied for an employee retention Tax credit; or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested or applied for any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(l) No Target Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date; (iii) any intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to any transaction entered into on or prior to the Closing Date; (iv) any installment sale or open transaction made, or entered into, on or prior to the Closing Date; (v) any prepaid amount received or receivable on or prior to the Closing Date; (vi) any election pursuant to Section 108(i) of the Code entered into on or before the Closing Date; or (vii) any election pursuant to Section 965 of the Code entered into on or before the Closing Date.

(n) No Target Company has received any written notice from any Tax Authority that the Target Company should have filed Tax Returns or paid Taxes in a jurisdiction in which it failed to file such Tax Returns or pay such Taxes.

(o) No Target Company has engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) or any transaction under a similar provision of state, local or foreign Tax Law.

(p) No part of the assets, property or equipment of any Target Company is tax-exempt use property within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system within the meaning of Section 168(g) of the Code, except by reason of the ownership of interests in such Target Company by one or more Persons that are not Affiliates of Sellers.

Section 4.9 Company Contracts. Copies of all Company Contracts (including all amendments thereto) that are true and correct in all material respects have been provided to Buyer. Each Company Contract is in full force and effect and is a legal, valid and binding agreement of the applicable Target Company, and, to the Knowledge of the Sellers, each other party thereto, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity). Neither the applicable Target Company nor, to Sellers’ Knowledge, any other party is in breach of or default of any obligation under any Company Contract, and no Target Company has received notice alleging any such breach or default, or any intent to terminate any Company Contract. To Sellers’ Knowledge, no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a violation, breach or default under, or permit the termination of, any Company Contract.

Section 4.10 Compliance With Law; Permits.

(a) Each Target Company and System has, for the last three years, complied in all material respects with, and is in compliance in all material respects with, all applicable Laws, including Consumer Protection Laws.

(b) Each Target Company currently has all approvals, permits, franchises, authorizations and licenses from Governmental Entities, independent system operators, regional transmission organizations, local distribution companies, and utility companies (collectively, “Permits”) that are required for the operation of its respective businesses as presently conducted. True, correct, and complete copies of all Permits have been provided to Buyer. Each Permit is in full force and effect since its issuance. No Target Company nor any of its Affiliates has received written or, to Seller’s Knowledge, oral notice of any failure (i) by such Target Company to be in compliance with applicable Laws; (ii) of such Target Company’s Permits required to conduct its business to be in full force and effect; or (iii) of such Target Company to comply with such Permits, including to make all declarations and filings with respect to each such Permit to or with each applicable Governmental Entity for the lawful conduct of business. There are no proceedings pending or, to Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or termination of any such Permit or the imposition of any penalty or condition thereunder. To Sellers’ Knowledge, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, a material violation of any such Permit, or could reasonably be expected to result in an adverse modification, revocation or termination of, or any other adverse change in, any such Permit.

(c) Except for normal examinations conducted by a Governmental Entity in the Ordinary Course of Business of the Target Companies, (i) to Sellers’ Knowledge, no Governmental Entity has initiated or has pending any proceeding or, to the Knowledge of Sellers, investigation into the business or operations of any Target Company during the past three years; (ii) there is no unresolved violation, criticism, or exception made in writing by any Governmental Entity that required resolution or remediation by any Target Company; and (iii) there have been no formal inquiries by any Governmental Entity with respect to the business, operations, policies or procedures of any Target Company during the past three years.

Section 4.11 Insurance. True, correct, and complete copies of all insurance policies under which any Target Company is a named insured (the “Insurance Policies”) have been provided to Buyer. All such Insurance Policies are in full force and effect, and each Insurance Policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and are valid, binding and enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity). All premiums and other amounts due on such Insurance Policies have been paid and no Target Company or any Seller has defaulted in any material respect with respect to its obligations under any such Insurance Policies or has been denied insurance coverage thereunder. There are no claims pending or asserted under the Insurance Policies. No written notice of cancellation, non-renewal, adverse amendment or termination has been received by Sellers or any Target Company with respect to any such Insurance Policy.

Section 4.12 Title to Properties . Each Target Company has good, valid and marketable title to, or, in the case of leased or licensed property, a valid leasehold or license interest in, all of its Systems, properties and assets, whether tangible or intangible, free and clear of all Encumbrances, except for Permitted Encumbrances. All such Systems and property are (a) in good and operable condition and repair (ordinary wear and tear excepted) in all material respects and (b) not in need of material maintenance or repair, except for ordinary routine maintenance or repairs. The Target Companies have ownership of, a valid leasehold interest in, or the valid and enforceable right to use all assets, properties, rights (including contractual rights), titles, or interests, tangible or intangible, necessary for the conduct of its business as presently conducted.

Section 4.13 Real Property. No Target Company owns, or has ever owned, any real property. No Target Company leases, or has ever leased, any real property as a tenant.

Section 4.14 Environmental Matters. Each Target Company is, and has been for the past five years, in compliance in all material respects with applicable Environmental Laws. Each Target Company possesses all Environmental Permits required for the ownership and operation of its Business and its Systems, and all such Environmental Permits are valid and in full force and effect. No Target Company is subject to, and, to Sellers’ Knowledge, there is no event, condition or circumstance that would reasonably be expected to form a basis for, any Environmental Claim. No Target Company has received written notice from any Governmental Entity or has entered into any judgment, decree, or order, in each case relating to material non-compliance with any Environmental Law or to any Release, threatened Release, or cleanup of Hazardous Substances under Environmental Law. No Release or threatened Release of Hazardous Substances in material violation of Environmental Laws has occurred as a result of the development, installation or operation of any System.

Section 4.15 Bank Accounts and Powers of Attorney.

(a) Section 4.15(a) of the Seller Disclosure Schedule contains a true, correct, and complete list of the name, address and account number of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which any Target Company maintains any account (whether checking, savings, investment, trust or otherwise), lock box, or safe deposit box and the names of all Persons having authority to affect transactions with respect thereto.

(b) No Target Company has granted any power of attorney that cannot be revoked by such Target Company.

Section 4.16 No Employees. No Target Company has, or has ever had, any employees. No Target Company (a) has been the sponsor of any Employee Benefit Plan; (b) made or been required to make contributions to any Employee Benefit Plan; or (c) has any obligations or liabilities with respect to any Employee Benefit Plan. There does not now exist nor do any circumstances exist that would reasonably be expected to result in any liability of any Target Company under ERISA. Section 4.16 of the Seller Disclosure Schedule contains a true, correct, and complete list of the managers and officers of each of the Target Companies.

Section 4.17 Intellectual Property. There is no Intellectual Property that is material to the business of the Target Companies as presently conducted. A Target Company owns or holds a valid and enforceable agreement, license, permit, certificate, franchise or other authorization or right to use the technology and Intellectual Property rights necessary to own, lease, operate, maintain and repair the assets of the Target Companies. No Target Company has materially infringed, misappropriated or violated any Intellectual Property rights of any other Person or any Laws regarding Intellectual Property. The Target Companies do not own any Intellectual Property.

Section 4.18 Privacy.

(a) Each Target Company is, and at all times has been in the past three years, in material compliance with all Privacy Laws in the processing of Personal Information in the course of the business of such Target Company. With respect to any payment card transactions or payment card information processed in any way (including any processing, storing or communication of transaction data or payment card data), each Target Company is in compliance with the PCI-DSS applicable to such Target Company’s business operations.

(b) To Sellers’ Knowledge, no person has gained unauthorized access to or engaged in unauthorized processing of: (i) any Personal Information, Company Data in the possession or control of any Target Company or any subcontractors of a Target Company, or confidential information held by any Target Company or any other Person on behalf of a Target Company; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information, Company Data or confidential information owned or maintained by a Target Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”).

(c) Each Target Company is, and at all times in the past three years has been, in material compliance with the terms of all Contracts to which such Target Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d) Each Target Company maintains and has maintained in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and material confidential information from a Security Breach.

(e) Each Target Company has contractually obligated all contractors that process Personal Information to required contractual terms relating to the protection and use of such Target Company’s computer systems and overall information technology and such Target Company’s products and services, and Personal Information and/or Company Data thereon, and such obligations meet all material requirements of applicable law.

(f) No Target Company has received any communications from or been the subject of any investigation by the U.S. Federal Trade Commission or any data protection authority or other Governmental Entity regarding any Target Company’s acquisition, use, disclosure, or other processing of any Personal Information.

Section 4.19 Solar Asset Representations. Each representation and warranty set forth on Exhibit B is, to the Knowledge of the Sellers, true and correct.

Section 4.20 Brokers’ Fees. No Target Company nor any of its managers (or Persons in similar positions), officers, or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.21 Compliance with Anti-Corruption Laws.

(a) Neither the Target Companies, nor any of their respective officers or managers, nor to the Knowledge of the Sellers, any third party agents acting on behalf of the Target Companies, are currently, or in the past three years have been: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii)   engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b) Neither the Target Companies, nor any of their respective officers or managers, nor to the Knowledge of the Sellers, any third party agents acting on behalf of the Target Companies have, directly or indirectly, taken any action which would constitute a violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable foreign or domestic federal, state, or provincial anti-corruption or bribery Laws in any jurisdiction in which any Target Company has conducted its business (collectively, “Anti-Bribery Laws”). No Target Company has received any written communication from any Governmental Entity that alleges that any Target Company, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Trade Control Laws or Anti-Bribery Laws, and no such potential violation of any Trade Control Laws or Anti-Bribery Laws has been discovered by any Target Company in the past three years.

(c) Neither the Target Companies, nor any of their respective officers or managers, nor to the Knowledge of the Sellers, any third party agents acting on behalf of the Target Companies have, directly or indirectly, paid, promised or offered to pay or authorized the payment of, any money or anything of value to any Person for purposes of (i) influencing any official act, decision or omission of such Person; (ii) inducing such Person to do or omit to do any act in violations of the lawful duty of such Person; (iii) securing any improper advantage; or (iv) inducing such Person to affect or influence any act or decision of another Person.

Section 4.22 Related Party Transactions. Except as set forth on Section 4.22 of the Seller Disclosure Schedule, there are no existing Contracts or other business arrangements between a Target Company, on the one hand, and a Seller or any Affiliate of a Seller (other than a Target Company) or any officer, director or manager of a Seller, on the other hand, including Contracts for indebtedness owned by, or indebtedness owed to, a Target Company, guarantees provided by or on behalf of a Target Company, or agreements to provide to or receive from a Target Company material goods and services. Each arrangement set forth on Section 4.22 of the Seller Disclosure Schedule is on arm’s length terms, including with respect to price.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof, as follows:

Section 5.1 Organization, Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

Section 5.2 Authorization of Transaction. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes (assuming the due execution and delivery by other parties hereto) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.3 Governmental Approvals. Assuming the accuracy of the representations and warranties of Sellers contained in Section 3.3, no filing or registration with, notification to, or authorization, consent, or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder, except as set forth on Section 5.3 of the Buyer Disclosure Schedule.

Section 5.4 No Conflict or Violation. Except as set forth on Section 5.4 of the Buyer Disclosure Schedule, the execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any applicable Law to which Buyer is subject; (b) violate, breach or constitute a default or an event of default by Buyer under any Contract to which Buyer is a party; or (c) violate the Organizational Documents of Buyer, except with respect to the foregoing clause (a) and clause (b) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.5 Brokers’ Fees. Neither Buyer nor any of its directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, or finders’ fees in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.6 Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer (or any of its respective officers or directors), before any Governmental Entity which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. There are no such Actions pending or, to the Knowledge of Buyer, threatened in writing challenging the validity or propriety of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any Orders that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.7 Acquisition for Investment. Buyer acknowledges that neither the offer nor the sale of the Membership Interests has been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities Laws, and that neither Sellers nor any Target Company is under any obligation to register the Membership Interests. Buyer (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Target Companies as contemplated hereunder. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the applicable Membership Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the applicable Membership Interests. Buyer is acquiring the applicable Membership Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer acknowledges and understands that the Membership Interests are not registered under the Securities Act. Buyer understands that it may not sell or dispose of any of its Membership Interests other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws.

Section 5.8 Accredited Investor. Buyer is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act. Neither Buyer nor anyone acting on its behalf has taken any action that would subject the issuance or sale of any or all of the Membership Interests or any similar securities to the registration requirements of Section 5 of the Securities Act.

Section 5.9 Sufficient Funds. Buyer has cash on hand to enable Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including payments pursuant to ARTICLE II and fees and expenses of Buyer relating to the transactions contemplated hereby.

Section 5.10 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, its Affiliates or the Target Companies. After giving effect to the transactions contemplated hereby, and assuming the accuracy of the representations and warranties made by Sellers in this Agreement, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI

COVENANTS

Section 6.1 Confidentiality. Each Seller recognizes and acknowledges that it and its Representatives and Affiliates have knowledge of confidential and proprietary information concerning the Target Companies and the Business, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other confidential or proprietary information (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include (a) information which is or becomes generally available to the public other than as a result of a breach of this Agreement and (b) information which becomes lawfully obtained by a Seller after the Closing from a source other than the Target Companies so long as the source of such information is not known by such Seller or its Representatives and Affiliates at the time of disclosure to owe an obligation of confidentiality to the Target Companies. During the five-year period beginning on the Closing Date, each Seller and its respective Representatives and Affiliates shall not use or disclose any Confidential Information except (i) in connection with enforcing any rights, or defending any claim, under this Agreement or (ii) to the extent reasonably required in connection with the preparation, filing or reporting of Tax Returns, financial statements and other public disclosures which such Seller believes in good faith are required by applicable Law. In the event that, during such period, any Seller, or any of its respective Representatives or Affiliates, is requested or required to disclose any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process), to the extent permitted by Law, such Seller shall provide Buyer with prompt notice of such request so that, prior to any such disclosure, Buyer may seek an appropriate protective order or other appropriate remedy, and such Seller shall provide commercially reasonable cooperation to Buyer, at Buyer’s sole expense, in connection with seeking any such order or remedy. At any time that such protective order or remedy has not been obtained, such Seller, or such Representative or Affiliate of such Seller, may disclose only that portion of the Confidential Information that such Seller or its Representatives believes, after consulting with counsel, is legally required to be disclosed or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller shall exercise its commercially reasonable efforts, at the sole cost of Buyer, to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Notwithstanding anything in this Agreement to the contrary, none of Sellers, the Sellers’ Representative nor their Affiliates shall be prohibited from disclosing their prior ownership of or investment in the Target Companies or the performance of such investments.

Section 6.2 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Sellers, on the one hand, and Buyer, on the other hand, shall each be responsible for the payment of 50% of any Transfer Taxes arising in connection with the consummation of the transactions contemplated by this Agreement. Each of Sellers and Buyer shall, and shall cause its respective Affiliates to, cooperate to timely prepare and file any required Tax Returns in connection with such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of such Transfer Taxes, and take all commercially reasonable steps to minimize any such Transfer Taxes.

(b) Tax Returns. Sellers shall, at the cost and expense of Sellers, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies for all periods ending on or prior to the Tax Lockbox Date which are filed after the Closing Date (“Pre-Lockbox Returns”). Such Pre-Lockbox Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). Sellers shall permit Buyer to review and comment on each such Pre-Lockbox Return prior to filing. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies for taxable periods beginning after the Tax Lockbox Date and ending prior to the Closing Date and for Straddle Periods (collectively, “Straddle Returns”), if any. Any such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Buyer shall permit Sellers to review and comment on any such Straddle Return prior to filing. At least five days prior to the due date of any Pre-Lockbox Return or Straddle Return, Sellers shall pay to Buyer the amount of Taxes for periods (or portions thereof) ending on or prior to the Tax Lockbox Date shown as due on any Pre-Lockbox Returns or Straddle Returns (the “Pre-Tax Lockbox Date Liability”). The Pre-Tax Lockbox Date Liability shall be calculated (i) in accordance with applicable Tax Law, (ii) in accordance with the past practices of the Target Companies for filing Tax Returns with respect to such Taxes, except to the extent such past practices are not in accordance with applicable Tax Law, (iii) in the case of any Taxes for a Straddle Period, in accordance with the principles set forth in Section 6.2(e), (iv) by taking into account any prepayments of Taxes (including estimated Tax payments) by the Target Companies prior to Closing for purposes of determining the amount of Taxes that are unpaid as of the Closing, and (v) by taking into account any Tax deductions attributable to any payments or expenses borne directly or indirectly by the Target Companies in connection with the transactions contemplated by this Agreement (including any Transaction Expenses) or net operating losses and other Tax assets of the Target Companies, but only to the extent such deductions, net operating losses or other Tax assets are deductible in a Pre-Lockbox Taxable Period under applicable Tax Law.

(c) Disputes. Buyer and Sellers shall use good-faith efforts to resolve any dispute regarding the preparation of any Pre-Lockbox Returns, Straddle Returns or the Pre-Tax Lockbox Date Liability. If Buyer and Sellers are unable to resolve any such dispute, such dispute shall be resolved by a nationally recognized accounting firm satisfactory to Buyer and Sellers (the “Independent Accountant”) and any determination by the Independent Accountant shall be final and binding on the parties. The parties shall endeavor to cause the Independent Accountant to resolve any such dispute within 20 days of having the item referred to it pursuant to such procedures as it may require. If the parties or the Independent Accountant are unable to resolve any disputed items before the due date for any applicable Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Buyer and Sellers in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the merits of the matters submitted.

(d) Cooperation. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods.

(e) Tax Allocation. In the case of any Straddle Period, (i) the amount of any Taxes not addressed in clause (ii) for the Pre-Lockbox Taxable Period and Post-Lockbox Taxable Period shall be apportioned to Sellers or Buyer for the Pre-Lockbox Taxable Period or Post-Lockbox Taxable Period based on an interim closing of the books as of the close of business on the Tax Lockbox Date and (ii) in the case of all real property Taxes, personal property Taxes, and other similar Taxes that are due or become due for Straddle Periods, such Taxes and obligations shall be apportioned to Sellers for the Pre-Lockbox Taxable Period of such Straddle Period, and the amount of such Taxes and obligations of the Target Companies that relate to the Pre-Lockbox Taxable Period shall be deemed to be the amount of such Taxes and obligations for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Tax Lockbox Date and the denominator of which is the number of days in such Straddle Period, and the remainder of the taxes due for such Straddle Period shall be apportioned to Buyer. Notwithstanding the foregoing, the parties agree that any increase in property Taxes attributable to property acquired after the Closing shall not be taken into account when allocating property Taxes pursuant to this Section 6.2(e).

(f) Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other similar agreements or arrangements between the Sellers, on the one hand, and the Target Companies, on the other hand, binding the Target Companies (except for any agreements entered into in the Ordinary Course of Business or any agreements solely between or among the Target Companies) shall be terminated with respect to the Target Companies as of the Closing Date.

(g) Audits. With respect to any inquiries, claims, assessments, examinations, audits or similar events with respect to Taxes of or with respect to the Target Companies, to the extent relating to any Pre-Lockbox Taxable Period or Straddle Period (a “Tax Contest”), Buyer shall (or shall cause the applicable Target Company to) give written notice to the Sellers’ Representative regarding, and within 10 days after, the receipt by Buyer or any its Affiliates of notice of any such Tax Contest. To the extent that a Tax Contest is reasonably expected to result in a Tax liability or an indemnification obligation under this Agreement for Sellers, the Sellers’ Representative shall be entitled to control any such Tax Contest that relates to a Pre-Lockbox Taxable Period and Buyer shall be entitled to control, and the Sellers’ Representative shall have the right to participate in, at Sellers’ expense, any such Tax Contest that relates to a Straddle Period; provided, however, that (1) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Contest, (2) the controlling party shall provide the non-controlling party copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Contest and shall otherwise keep the non-controlling party apprised of substantive developments with respect to such Tax Contest, (3) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Entity in connection with such Tax Contest, and (4) the controlling party shall not settle such Tax Contest without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Tax Indemnity. From and after the Closing Date and until the later of (x) October 15, 2026 or (y) if such period is extended by the Sellers’ Representative, the end of the statute of limitations for the assessment or collection of Taxes for an applicable Pre-Lockbox Taxable Period, Sellers shall be responsible for, shall pay or cause to be paid, and shall jointly and severally indemnify, defend, and hold harmless Buyer and its Affiliates (including, after the Closing, the Target Companies) (“Tax Indemnitees”) against, and reimburse such Tax Indemnitees for, any Losses resulting from, arising out of, or relating to any Tax imposed on or relating to any Target Company with respect to any Pre-Lockbox Taxable Period or any Tax with respect to any Pre-Lockbox Taxable Period imposed upon or relating to any Target Company as a transferee or successor, by contract or otherwise. The amount of any Losses payable to the Tax Indemnitees shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by any Tax Indemnitee from any third party with respect thereto (net of any deductible amounts, any related out-of-pocket costs and expenses reasonably incurred, including the aggregate cost of pursuing any related insurance, indemnity, contribution or other similar claims, and any related increases in insurance premiums or other chargebacks). If the Tax Indemnitee collects any insurance proceeds or any indemnity, contribution or other similar payment subsequent to an indemnification payment by Sellers, then the Tax Indemnitee shall promptly remit the lesser of: (i) such amount received from such third party and (ii) the amount of Losses recovered from the Sellers pursuant to this Section 6.2(h).

(i)   If after the Closing Date, (i) a Target Company receives or realizes a refund of any Tax or a credit against Taxes (in lieu of a refund) that is attributable to a Pre-Lockbox Taxable Period; (ii) the Tax was paid by the Target Companies prior to the Closing Date or economically borne directly or indirectly by Sellers; and (iii) such refund or credit is not attributable to any loss or credit of any Target Company (or successor thereto) for a taxable period (or portion thereof) beginning after the Closing Date that is carried back to a Pre-Lockbox Taxable Period (other than any such loss or credit that is attributable to any payments or expenses borne directly or indirectly by the Target Companies prior to the Closing (including any Transaction Expenses) or economically borne directly or indirectly by Sellers) then the Target Company promptly shall pay or cause to be paid to Sellers the amount of such refund or credit together with any interest thereon, but net of any Taxes imposed on such Target Company with respect thereto.

(j)   All payments made pursuant to this Section 6.2 shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes, to the extent permitted by applicable Law.

Section 6.3 Post-Closing Access; Preservation of Records. Following the Closing and subject to applicable Law, Buyer shall, and shall cause its Affiliates (including the Target Companies) to, make or cause to be made available to the Sellers’ Representative and its Representatives (including the right to make, at the Sellers’ Representative’s expense, photocopies), upon the prior written request of the Sellers’ Representative during regular business hours and upon reasonable advance notice and in such a manner as to not interfere unnecessarily with the conduct of business of Buyer and its Affiliates (including the Target Companies), all books, records and documents in existence at the Closing for (a) investigating, settling, preparing for the defense or prosecution of, defending, or prosecuting any Action (other than any Action in which the parties are in an adversarial relationship, for which access shall be determined by applicable discovery rules), or (b) preparing reports to Governmental Entities, including Tax Returns; provided, however, that the reasonable and documented out-of-pocket expenses of Buyer and its Affiliates (including the Target Companies) incurred in connection therewith shall be paid by Sellers. Buyer shall, and shall cause its Affiliates (including the Target Companies) to, maintain and preserve all such books, records and other documents for six years after the Closing Date. Before Buyer or any of its Affiliates (including the Target Companies) may dispose of any such books, records and other documents, Buyer shall give at least 60 days’ prior written notice to the Sellers’ Representative of such intention to dispose, and the Sellers’ Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. Notwithstanding the foregoing, Buyer and its Affiliates (including the Target Companies) shall not be required to disclose information pursuant to this Section 6.3 if such disclosure, in the reasonable discretion of Buyer, would or would reasonably be expected to (i) result in the loss of attorney-client privilege, work product privilege or any similar protection with respect to such information; (ii) result in a violation of Law or any obligation of confidentiality; (iii) result in the disclosure of any trade secret; or (iv) result in the loss of any competitive advantage of Buyer or its Affiliates (including the Target Companies).

Section 6.4 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, the parties hereto or thereto shall take such further action (including the execution and delivery of such further documents and instruments) as a party hereto may reasonably request.

Section 6.5 Indemnification of Managers and Officers.

(a) For a period of not less than six years from and after the Closing Date, Buyer shall cause the Organizational Documents of each Target Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors, managers and officers of any Target Company (the “D&O Indemnified Persons”) than are set forth in their respective Organizational Documents as of the date hereof.

(b) In the event that any Buyer, any Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of such Buyer or the applicable Target Company, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

(c) This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement at the Closing, shall be binding on all successors and assigns of Buyer and the Target Companies, is intended to benefit the D&O Indemnified Persons, and shall be enforceable by the D&O Indemnified Persons.

Section 6.6 Press Releases. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated hereby, including the initial press release to be released in connection with the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Buyer and the Sellers’ Representative; provided, however, if any press release or other public communication is required by applicable Law or the regulations of any national securities exchange, unless prohibited by applicable Law, Buyer and the Sellers’ Representative will use commercially reasonable efforts to allow the other reasonable time to comment on such press release, public announcement, or filing in advance of its issuance, and shall give due regard to including such comments in any such press release, public announcement, or filing.

Section 6.7 Audited Financial Statements. Buyer and Sellers acknowledge that the audits of the financial statements of SEMTH and its subsidiaries as of and for the fiscal years ended November 30, 2021 and 2022 are currently in process. Each party hereto shall take any and all actions as are reasonably necessary to assist in the completion of such audits. Sellers shall be responsible for all costs, fees, and expenses incurred in connection with such audits.

Section 6.8 R&W Insurance Policy. Buyer shall not obtain any representations and warranties insurance policy or similar insurance policy related to this Agreement, Sellers, or the Target Companies unless it contains a waiver by the insurer of any indemnification, contribution, subrogation or other rights to pursue any claim against any Seller, any of their respective Affiliates or Representatives or any of their respective successors and assigns (including rights of any Seller to enforce such a waiver), except in the case of Fraud by any Seller, which has been reviewed and approved in writing by the Sellers’ Representative, in its sole and absolute discretion.

Section 6.9 Collateral Account. As soon as possible following the Closing, Buyer shall use commercially reasonable efforts to effect the release of all amounts held in that certain collateral account in the name of SET at Wells Fargo, N.A. with account number (checking and interest bearing) 4755600475 and time account (CD) number 5574910013, but in any event Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated in writing by Sellers, the amount then-held in such account on the earlier of (a) the date Wells Fargo, N.A. releases such amounts to Buyer or (b) September 30, 2023. All payments made pursuant to this Section 6.9 shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes, to the extent permitted by applicable Law.

Section 6.10 Payment of Interest. Within five Business Days following the receipt thereof, Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated in writing by Sellers, all interest paid on cash holdings in the accounts of HPS Blocker for the period starting on March 1, 2023 and ending at the Effective Time. All payments made pursuant to this Section 6.10 shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes, to the extent permitted by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. None of the representations and warranties contained in ARTICLE III or ARTICLE IV shall survive the Closing. No Seller, nor the Sellers’ Representative, shall have any liability after the Closing for any inaccuracy therein or breach thereof, except in the case of Fraud. None of the representations and warranties of Buyer contained in ARTICLE V shall survive the Closing, except for Section 5.7 (Acquisition for Investment), which shall survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date, and Buyer shall defend, indemnify and hold harmless Sellers and their representative members, shareholders, Representatives, successors and assigns from and against any loss suffered or incurred in connection with the breach or inaccuracy thereof. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms or for their stated term, as applicable, and Buyer and Sellers, as applicable, shall defend, indemnify and hold harmless one another and their respective members, shareholders, Representatives, successors and assigns from and against any loss suffered or incurred in connection with the breach thereof. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit in any manner any claim for Fraud.

Section 7.2 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Buyer and the Sellers’ Representative, with such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, notwithstanding the foregoing, Buyer shall be entitled to assign all of its rights, interests and obligations hereunder (a) to any Affiliate; (b) in connection with any disposition or transfer of all or any portion of the Target Companies or any of their respective businesses or assets in any form of transaction; and (c) to any lender of Buyer or any of its Affiliates as collateral security, each without the prior written consent or approval of the Sellers’ Representative; provided that in the case of (a) or (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, and in the case of (b), Buyer shall use commercially reasonable efforts to make proper provision so that the successors and assigns shall assume its obligations hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.3 Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all other agreements executed pursuant to the terms of this Agreement shall be governed by and construed in accordance with, and all disputes (whether for breach of contract or a tort) arising out of this Agreement, such other agreements or the transactions contemplated hereby or thereby shall be governed by, the laws of the State of New York without reference to any choice of law principles thereof (including any borrowing statute) that would cause the application of the laws of another jurisdiction except for Sections 5-14-1 and 5-1402 of the New York General Obligations Law.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party in the manner provided in Section 7.5 (and nothing in this Section 7.3 shall affect the right of any party to serve legal process in any other manner permitted by Law); (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan of the City of New York, and in the absence of such jurisdiction, the United States District Court for the Southern District of New York, and any appellate court therefrom, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the courts of the State of New York in the Borough of Manhattan of the City of New York or the United States District Court for the Southern District of New York, and any appellate court therefrom; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties hereto agree that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, CLAIM, DEMAND OR LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER NOW EXISTING OR HEREAFTER ARISING). EACH PARTY HERETO HEREBY CERTIFIES THAT NO OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT THE OTHER PARTIES HAVE RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Section 7.4 Specific Performance. The parties hereto agree and acknowledge that the failure to perform under this Agreement will be an actual, immediate and irreparable harm and injury and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. The parties hereto further agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of (a)   specific performance as a remedy for a breach of this Agreement or any such other agreement or instrument, or (b) any action or proceeding for any such remedy to be brought in accordance with Section 7.4(b) exclusively in the courts of the State of New York in the Borough of Manhattan of the City of New York or the United States District Court for the Southern District of New York, and any appellate court therefrom. Each party hereto waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties hereto further agree that by seeking the remedies provided for in this Section 7.5 a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given (i) upon receipt, if delivered in person or by certified mail; (ii) upon transmission and confirmation of transmission, if sent by email; or (iii) on the next Business Day, if sent by nationally-recognized overnight courier) by delivery in person, by email, by nationally-recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to Buyer, to:

Spruce Power
1875 Lawrence Street, Suite 320
Denver, CO 80202
Attention:	Jon Norling
Email:	legal@sprucepower.com

With copies (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
Two California Plaza
250 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention:	John J. Leonti
James M. Hipolit
Email:	john.leonti@troutman.com
james.hipolit@troutman.com

If to Sellers or the Sellers’ Representative, to:

HPS Investment Partners, LLC
40 West 57th Street
New York, NY 10019
Attention:	Michael Dorenfeld
Email:	Michael.Dorenfeld@hpspartners.com

With a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention:	Roland Estevez and Andrew J. Fadale
Email:	restevez@milbank.com and afadale@milbank.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 7.7 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory, investment banking, and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.9 Disclosure Schedules. The parties agree that the Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Person except as and to the extent expressly provided in this Agreement. The parties acknowledge that headings have been inserted on or included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules. Any exception or qualification set forth on a Disclosure Schedule with respect to a particular representation, warranty, or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants of Buyer, Sellers or the Target Companies, as applicable, contained in this Agreement to the extent that the applicability of such exception or qualification is cross-referenced or is otherwise reasonably apparent on its face; provided, however, that in no event shall any disclosure in any section or subsection of the Seller Disclosure Schedule be deemed to qualify the representations and warranties set forth in Section 4.6, unless such disclosure is specifically set forth on Section 4.6 of the Seller Disclosure Schedule. The inclusion of information in any section of any Disclosure Schedule hereto shall not be construed as an admission that such information is material to the applicable Person (including, in the case of Sellers, the Target Companies). No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 7.10 Amendments. Any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer and the Sellers’ Representative.

Section 7.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by means of facsimile, portable document format (.pdf) or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement binding upon the parties hereto notwithstanding the fact that both parties are not signatory to the original or the same counterpart. This Agreement and any signed agreement, document, or certificate entered into or executed in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, email in .pdf form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 7.12 Third-Party Beneficiaries. This Agreement is for the sole benefit of (i) the parties hereto; (ii) their permitted assigns; (iii) solely for the purposes of Section 7.14, the Seller Related Persons or the Buyer Related Persons, as applicable; and (iv) solely for the purposes of Section 7.16, the Nonparty Affiliates. Nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 7.13 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

Section 7.14 Waiver of Remedies.

(a) Except as otherwise expressly provided in Section 7.14(c), from and after the Closing, Buyer, on behalf of itself and each of its present and future Affiliates and their respective Representatives and the respective successors and assigns of the foregoing (collectively, the “Buyer Releasors”), hereby irrevocably, knowingly and unconditionally releases and forever discharges Sellers, their Affiliates and their respective Representatives, current and former managers, directors and officers of Sellers and the Sellers’ Representative and their respective successors and assigns (collectively, the “Seller Related Persons”) of and from any and all claims, demands, Actions, causes of action, liabilities, losses and suits of every kind, nature, character and description, fixed or contingent, known or unknown, at law or in equity, which the Buyer Releasors may have had at any time heretofore, may have now, or may have at any time hereafter, arising from, relating to, resulting from, or in any manner incidental to any and every matter, thing or event up to and including the Closing, in each case relating to Sellers’ ownership or operation of the Target Companies or their assets and the Membership Interests. Buyer shall, and shall cause the Buyer Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Seller Related Person based upon any matter released pursuant to this Section 7.14(a). Each Seller Related Person to whom this Section 7.14(a) applies shall be a third-party beneficiary of this Section 7.14(a). Buyer (i) acknowledges that this release shall apply to all unknown or anticipated results of any action of any Seller Related Person, as well as those known and anticipated; (ii) acknowledges and agrees that Buyer may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accepts and assumes the risk of such possible differences in fact, agrees that this release shall be and remains effective, notwithstanding any such differences and hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that it understands the significance and potential consequence of such a release of unknown claims; (iii) in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and by any similar provision of the applicable Laws of any other jurisdiction, including Delaware, Texas, Massachusetts and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; (iv) represents that this release is executed voluntarily with full knowledge of its significance and legal effect; and (v) consents that claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions, and causes of action released hereunder be construed as broadly as possible.

(b) Except as otherwise expressly provided in Section 7.14(c), from and after the Closing, each Seller and the Sellers’ Representative on behalf of themselves and each of their present and future Affiliates and their respective Representatives and the respective successors and assigns of the foregoing (collectively, the “Seller Releasors”), hereby irrevocably, knowingly and unconditionally releases and forever discharges Buyer, the Target Companies, their Affiliates and their respective Representatives, current and former managers, directors and officers and the respective successors and assigns of the foregoing (collectively, the “Buyer Related Persons”) of and from any and all claims, demands, Actions, causes of action, liabilities, losses and suits of every kind, nature, character and description, fixed or contingent, known or unknown, at law or in equity, which the Seller Releasors may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event up to and including the Closing, in each case relating to Sellers’ ownership of the Target Companies or their assets and the Membership Interests or otherwise relating to business, operation or management of the Target Companies. Each Seller and the Sellers’ Representative shall, and shall cause the Seller Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Buyer Related Person based upon any matter released pursuant to this Section 7.14(b). Each Buyer Related Person to whom this Section 7.14(b) applies shall be a third-party beneficiary of this Section 7.14(b). Each Seller and the Sellers’ Representative (i) acknowledges that this release shall apply to all unknown or anticipated results of any action of any Buyer Related Person, as well as those known and anticipated; (ii)   acknowledges and agrees that it may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accepts and assumes the risk of such possible differences in fact, agrees that this release shall be and remains effective, notwithstanding any such differences and hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that it understands the significance and potential consequence of such a release of unknown claims; (iii) in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and by any similar provision of the applicable Laws of any other jurisdiction, including Delaware, Texas, Massachusetts and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; (iv) represents that this release is executed voluntarily with full knowledge of its significance and legal effect; and (v) consents that claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions, and causes of action released hereunder be construed as broadly as possible.

(c) Nothing in this Section 7.14 is intended to, nor does it, (i) extend to or otherwise affect any claims or other rights in respect of this Agreement or any other Transaction Document, or any of the provisions set forth herein or therein; or (ii) release any claim for Fraud.

Section 7.15 Privilege; Counsel. Milbank LLP (“Counsel”) is representing Sellers (or their Affiliates) and the Target Companies in connection with the transactions contemplated by this Agreement and intends to act as legal counsel to Sellers and their Affiliates (which will no longer include the Target Companies) after the Closing. Buyer (on its behalf and on behalf of its Affiliates, including, after the Closing, the Target Companies) hereby (a) agree that, in the event that a dispute arises after the Closing between Sellers or any of their respective Affiliates, on the one hand, and Buyer (or any Affiliate of Buyer, including the Target Companies), on the other hand, Counsel may represent Sellers (or such Affiliate) in such dispute even though the interests of Sellers (or such Affiliate) may be directly adverse to Buyer, the Target Companies or any of their respective Affiliates and (b) waive any actual or potential conflict in connection therewith or relating thereto. Buyer (on its behalf and on behalf of its Affiliates, including, after the Closing, the Target Companies) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications between Counsel and Sellers or their Affiliates, including the Target Companies (including any of their respective managers, directors, officers or employees or any other party related to Sellers), that arise out of or relate to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall be controlled by Sellers and shall not pass to or be claimed by Buyer, the Target Companies or any of their respective Affiliates; provided, that such communications, privilege and confidence belong to Sellers solely in the case of a dispute relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Target Companies or any of their respective Affiliates, on the one hand, and a third party other than a party hereto, on the other hand, after the Closing, any Target Company may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Counsel; provided, however, that such Target Companies may not waive such privilege without the prior written consent of the Sellers’ Representative, which consent may be withheld, conditioned or granted in the Sellers’ Representative’s sole and absolute discretion.

Section 7.16 Personal Liability. Except in the case of Fraud, each party hereto acknowledges and agrees that all claims, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”), and that no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party (other than Sellers or Buyer), or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, and causes of action, against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 7.17 Non-Reliance; No Other Representations or Warranties.

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that:

(i) it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Target Companies that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Target Companies to discuss the respective businesses of the Target Companies;

(ii) no Seller nor any Target Company is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule), Buyer is entering into and consummating the transactions contemplated by this Agreement in reliance solely upon and subject only to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule), and Buyer disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including the accuracy or completeness of such representations, warranties, or statements, other than the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule);

(iii) other than Sellers, no Representative of Sellers or the Target Companies, or any other Person, has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and Buyer expressly disclaims (A) that it is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that the Target Companies and Sellers have specifically disclaimed, and do hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by the Target Companies or Sellers to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV;

(iv) no promise or inducement for this Agreement has been made to Buyer except as set forth herein, and Buyer has independently determined that the representations and warranties set forth in ARTICLE III and ARTICLE IV are the only representations and warranties that Buyer required in connection with its decision to enter into this Agreement and consummate the transactions contemplated hereby;

(v) none of the Target Companies or Sellers, any of their Affiliates or Representatives nor any other Person will have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution to Buyer, for its use, of any information, document or material made available to Buyer, whether or not included in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement, including financial projections, in each case other than with respect to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule); and

(vi) should the Closing occur, Buyer shall acquire the Target Companies without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE III or ARTICLE IV of this Agreement; provided, however, that nothing in this Section 7.17 is intended to limit or modify the representations and warranties contained in ARTICLE III or ARTICLE IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, each Seller acknowledges and agrees that:

(i) Buyer is not making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule), such Seller is entering into and consummating the transactions contemplated by this Agreement in reliance solely upon and subject only to the specific representations and warranties set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule), and such Seller disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including the accuracy or completeness of such representations, warranties, or statements, other than the specific representations and warranties set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule);

(ii) other than Buyer, no Representative of Buyer, or any other Person, has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and such Seller expressly disclaims (A) that it is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that Buyer has specifically disclaimed, and does hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by Buyer to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE V; and

(iii) no promise or inducement for this Agreement has been made to any Seller except as set forth herein, and such Seller has independently determined that the representations and warranties set forth in ARTICLE V are the only representations and warranties that such Seller required in connection with its decision to enter into this Agreement and consummate the transactions contemplated hereby.

Section 7.18 Sellers’ Representative.

(a) By virtue of the execution of this Agreement by each Seller and without any further action of any Seller, each Seller shall have irrevocably authorized and appointed HPS Investment Partners, LLC to serve as the sole and exclusive agent, proxy and attorney in fact of such Seller, as the Sellers’ Representative under this Agreement with respect to any matter in connection with this Agreement or any other Transaction Document, including to consummate the transactions hereunder and thereunder, give and receive notices and service of process, negotiate claims and disputes and act on behalf of Sellers in connection with any Actions arising under, or relating to, this Agreement, execute and deliver any amendment to this Agreement, and take (or refrain from taking) all other actions to be taken by or on behalf of any Seller that the Sellers’ Representative otherwise deems necessary or appropriate in the Sellers’ Representative’s discretion in connection with this Agreement and the other Transaction Documents, and by its signature below it acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth in this Agreement. The Sellers’ Representative shall be entitled to assert the rights of Sellers under this Agreement, including ARTICLE II, ARTICLE VI, and this ARTICLE VII and any other provision of this Agreement or any other Transaction Document that expressly requires or permits actions to be taken by the Sellers’ Representative, including the receipt of notices. Any Person (including, for the avoidance of doubt, Buyer) shall be unconditionally entitled to rely, and shall have no liability for taking or not taking any action in reliance, on all actions, statements, representations and decisions of the Sellers’ Representative in such capacity.

(b) Sellers shall be bound by all actions taken by the Sellers’ Representative in its capacity as such in accordance with this Agreement, and no Seller shall have the right to object to, dissent from, protest, or otherwise contest the same. The Sellers’ Representative shall promptly, and in any event within 10 Business Days, provide written notice to Sellers of any action taken on behalf of them by the Sellers’ Representative in accordance with the authority delegated to the Sellers’ Representative under any provision of this Agreement or any other Transaction Document that requires or permits actions to be taken by the Sellers’ Representative. Neither the Sellers’ Representative nor any of its directors, officers, agents, or employees, if any, shall be liable to any Seller for any error of judgment, or any action taken, suffered, or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct.

(c) The Sellers’ Representative shall be authorized to incur expenses and hire consultants, advisors, and legal counsel in connection with its performance of its obligations as the Sellers’ Representative. Each Seller shall indemnify the Sellers’ Representative (severally, and not jointly, and in accordance with their respective Pro Rata Shares) from and against any and all losses suffered or incurred by the Sellers’ Representative arising out of or resulting from any such action taken or omitted to be taken by the Sellers’ Representative in its capacity as Sellers’ Representative under this Agreement. The Sellers’ Representative shall not be entitled to any compensation for its services in such capacity. For the avoidance of doubt, Sellers shall pay all expenses and fees (including legal, accounting, and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative.

(d) In the event that the Sellers’ Representative shall resign or be unable or unwilling to act for any reason, Sellers shall select a successor Sellers’ Representative to fill such vacancy. Upon written acceptance by such successor Sellers’ Representative, such successor Sellers’ Representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement and such successor Sellers’ Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Sellers’ Representative under this Agreement, and the predecessor Sellers’ Representative will be discharged from such predecessor Sellers’ Representative’s duties and obligations under this Agreement. Notice and a copy of the written instrument appointing such successor Sellers’ Representative must be delivered promptly, and in any event within five Business Days, to Buyer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER

SPRUCE POWER HOLDING CORPORATION

By:	/s/ Christian Fong
	Name:	Christian Fong
	Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase and Sale Agreement]

SELLERS

MEZZANINE PARTNERS III, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:	/s/ Michael Dorenfeld
	Name:	Michael Dorenfeld
	Title:	Managing Director

AP MEZZANINE PARTNERS III, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:	/s/ Michael Dorenfeld
	Name:	Michael Dorenfeld
	Title:	Managing Director

SS OFFSHORE, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:	/s/ Michael Dorenfeld
	Name:	Michael Dorenfeld
	Title:	Managing Director

[Signature Page to Membership Interest Purchase and Sale Agreement]

SELLERS’ REPRESENTATIVE

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Michael Dorenfeld
	Name:	Michael Dorenfeld
	Title:	Managing Director

[Signature Page to Membership Interest Purchase and Sale Agreement]

EXHIBIT A

OWNERSHIP OF HPS BLOCKER

Seller	Class of Membership Units	Number of Membership Units Owned	Percentage of Membership Units Owned
Mezzanine Partners III, L.P.	Class A Units	11.44	28.6158430%
AP Mezzanine Partners III, L.P.	Class A Units	2.04	5.0942435%
SS Offshore, L.P.	Class B Units	26.52	66.2899135%

A-1

EXHIBIT B

SOLAR ASSET REPRESENTATIONS

With respect to the representations and warranties set forth in this Exhibit B, capitalized terms used in this Exhibit B but not otherwise defined in the Agreement shall have the meanings ascribed to them in the Credit Agreement.

With respect to each Solar Asset:

(a) Accuracy of Schedule of Solar Assets. Each entry with respect to the Solar Asset set forth on the Schedule of Solar Assets is complete and correct in all material respects and does not omit any necessary information that makes such entry misleading.

(b) Form of Customer Agreement. The related Customer Agreement is substantially in the form of an Approved Customer Agreement. The related Customer Agreement provides that the Host Customer agrees to purchase electric energy produced by such PV Systems or lease such PV Systems.

(c) Modifications to Customer Agreement. Since the acquisition by the Lessor of the Solar Asset, the terms of the related Customer Agreement have not been amended, waived, extended, or modified in any respect, other than pursuant to a Payment Facilitation Modification, as otherwise authorized to be done without Borrower’s consent under the Master Asset Management Agreement or for the assumption of a Customer Agreement by a new Host Customer in accordance with the Underwriting and Reassignment Credit Policy.

(d) Host Customer Payments in U.S. Dollars. The related Host Customer is obligated per the terms of the related Customer Agreement to make payments in U.S. dollars to the owner of the related Customer Agreement or its designee.

(e) Absolute and Unconditional Obligation. The related Customer Agreement is by its terms an absolute and unconditional obligation of the Host Customer to pay for electricity generated and delivered or that will be generated and delivered by the related PV System to such Host Customer, or to lease the related PV System after the related PV System is placed in service, and the payment obligations under the related Customer Agreement by its terms do not provide for offset for any reason, including nonpayment or non-performance by the Lessor, a HPS Party, the Provider or the owner of the PV System; provided, however, that Customer Agreements may permit the Host Customer to exercise a Customer Trigger Right.

(f) Non-cancelable; Prepayable. The related Customer Agreement is not cancellable and does not permit prepayments (it being acknowledged that Host Customers may overpay from time to time and the related Customer Agreement includes a purchase option in favor of the Host Customer).

(g) Legal Compliance. The origination of the related Customer Agreement and installation of the related PV Systems was in compliance in all material respects with the applicable federal, state and local laws and regulations, including Consumer Protection Laws, at the time such Customer Agreement was originated or such PV System was installed, as applicable.

(h) Legal, Valid and Binding Agreement. The related Customer Agreement is the legal, valid and binding payment obligation of the related Host Customer, is in full force and effect in accordance with its terms and is enforceable against such related Host Customer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors’ rights generally, now and hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(i) No Defaults or Terminations. The related Customer Agreement is not a Defaulted Solar Asset or a Terminated Solar Asset.

(j) Minimum Payments Made. A minimum of one payment due under the related Customer Agreement has been made prior to the Closing Date.

(k) Freely Assignable. The related Customer Agreement, by its terms, is assignable without consent of the Host Customer or any other Person (subject to the rights of the Lessor under the Master Lease Documents) or, to the extent any consent is required for such assignment, such consent has been obtained. Upon assignment of the Conveyed Property to Borrower, Borrower (as Lessee) or its designee will be entitled to receive the payments made by the related Host Customer under such Customer Agreement.

(l)   PV System and Customer Agreement Status. As of the Cut-Off Date, the related PV System has not been turned off due to a Host Customer delinquency under the Customer Agreement.

(m) Affiliate Host Customers. The Customer Agreements comprising no more than 1% of the Aggregate Discounted Solar Asset Balance are related to Host Customers that are employees of a HPS Party or the Provider or any of their respective Affiliates.

(n) PV System. (i) The related PV System was Installed (as defined in the Master Lease Agreement) for the related Host Customer by an Installer (as defined in the Master Lease Agreement) in compliance with the Lessor’s written design/installation procedures; (ii) the related Host Customer has accepted the related PV System, and no related Host Customer has notified the Lessor, a HPS Party, the Provider or any affiliate thereof of any material existing defects therein which have an adverse impact on the operation of the PV System and are not in the process of being investigated, addressed or repaired by the Provider or any affiliate thereof; and (iii) the Solar Photovoltaic Panels and Inverters with respect to the related PV System were manufactured by a vendor set forth on the Lessor’s approved vendor list at the time of installation or acquisition of such PV System by the Lessor. The related PV System was installed on a single-family, residential home or building located in a Project State (as defined in the Master Lease Agreement) and one or more of the Host Customers under the related Customer Agreement is the owner of the real property on which the PV System is installed.

(o) No Defenses Asserted. The related Customer Agreement has not been satisfied, subordinated, or rescinded and no lawsuit is pending with respect to such related Customer Agreement.

(p) Insurance. With respect to the related PV System, the Provider maintains, on behalf of Borrower, insurance in such forms and amounts and against such risks as set forth in the Master Asset Management Agreement. All such required insurance is in full force and effect.

(q) Governing Law of Customer Agreement. The related Customer Agreement is governed by the laws of a state or territory of the United States and was not originated in, nor is it subject to the laws of, any jurisdiction, the laws of which would make unlawful the sale, transfer, pledge or assignment of the related Customer Agreement under the applicable Transaction Documents, including any repurchase in accordance with the Transaction Documents.

(r)   No Unpaid Fees. There are no unpaid fees owed to third parties relating to the origination of the related Customer Agreement and installation of the related PV System.

(s) Payment Terms of Customer Agreement. Except as otherwise permitted in the related Customer Agreement, the related Customer Agreement provides that the Host Customer thereunder is required to make periodic Host Customer Payments, which are due and payable on a monthly basis, during the term of the related Customer Agreement.

(t) Permission to Operate. The related PV System has achieved PTO.

(u) Warranties. All Manufacturer Warranties relating to the related Customer Agreement and the related PV System are in full force and effect and can be enforced by Borrower or the Provider, as applicable, in accordance with their terms, except with respect to those Manufacturer Warranties that are no longer being honored by the relevant manufacturer with respect to all customers generally, and except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally, now or hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).

(v) True Lease. The related Customer Agreement in the form of a Customer Lease Agreement is a “true” lease, as defined in Article 2-A of the UCC.

(w) UCC. The Master Lease Agreement and the related Customer Agreement constitutes “general intangibles”, “accounts” or “chattel paper” within the meaning of the applicable UCC. The PV Systems constitute “Equipment” within the meaning of the applicable UCC.

(x) Fixture Filing. The terms of the related Customer Agreement provide that the parties thereto agree that the related PV System is not a fixture. The Lessor or an affiliate thereof has filed a protective UCC fixture filing in respect of the related PV System; provided, however, that (i) certain of such UCC fixture filings have been released in order to assist the applicable Host Customer in a pending refinancing of such Host Customer’s mortgage or sale of home, and (ii) such UCC fixture filings may not have been filed or maintained in a manner that would provide priority under the UCC over a conflicting interest of an encumbrancer or owner of the real property subject to the UCC fixture filing. If the related PV System is located in California, a “Notice of Independent Solar Energy Producer Contract” (“NOISEPC”) was made in the applicable local filing office where such PV System is located pursuant to and in compliance with Cal. Pub. Util. Code §§ 2868-2869.

(y) Host Customer Solvency; Host Customer Challenges. The Host Customer is not a debtor in a bankruptcy case. The Host Customer has not commenced any litigation or asserted any claim in writing challenging the validity or enforceability of the related Customer Agreement.

(z) No Impairment. Neither the Lessor nor the Original Lessee has done anything to impair the rights of Borrower, the Facility Agent or the Lenders in the Collateral or payments with respect thereto.

(aa) Ownership. The Lessor has legal and equitable title to the related PV Systems free and clear of all liens and encumbrances, except for Permitted Liens.

(bb) Delivery of Customer Agreement. The related Customer Agreement and any amendments or modifications were created in an electronic form or have been converted into an Electronic Copy and the related tangible original Customer Agreement, if any, and any amendments or modifications have been destroyed on or before the Closing Date or, if not destroyed, no other Person has or could obtain possession or control thereof in a manner that would enable such Person to claim priority over the lien of the Collateral Agent. If such Customer Agreement or any amendments or modifications thereto were created in an electronic form, no “authoritative copy” (as contemplated by Section 9-105 of the UCC) exists or, if an Electronic Copy is determined to be an authoritative copy, no Person has or could obtain possession or control of such authoritative copy in a manner that would enable such Person to claim priority over the lien of the Collateral Agent. Other than with respect to the Solar Assets listed on Schedule V to the Credit Agreement, Borrower has delivered the Custodian File required to be delivered pursuant to Custodial Agreement with respect to such Solar Asset and the Custodian has delivered the Custodial Certifications required to be delivered under Custodial Agreement with respect thereto.

(cc) Master Lease Documents. The related PV System has been leased, and the Customer Agreements have been assigned, to the Lessee (as an assignee of the Original Lessee) by the Lessor pursuant to the Master Lease Agreement and the Master Lease Agreement satisfies each of the following criteria:

(i) Legal, Valid and Binding Agreements. The Master Lease Agreement is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) Full Force and Effect; No Defaults or Terminations. The Master Lease Agreement is in full force and effect in accordance with its respective terms, and there has been no breach or default by Borrower or the Lessor under such agreement that would entitle the other party to any such agreement to terminate such agreement, and none of Borrower or Lessor has given or received any notice of default under any of such agreements in respect of a default that is continuing.

(iii) Modifications to Master Lease Documents. True and complete copies of the Master Lease Agreement as in effect on the Closing Date have been delivered to Buyer. Except as set forth in the definition of each such agreement, the terms of the Master Lease Agreement have not been amended, waived, extended, or modified in any respect.

(iv) No Defenses Asserted. The Master Lease Agreement has been satisfied, subordinated or rescinded, and no lawsuit is pending by or against Borrower with respect to such agreement.

(v) Taxes and Governmental Charges. The transfer, assignment and the pledge of the Master Lease Agreement by the Original Lessee to Borrower pursuant to the Sale and Contribution Agreement and the pledge by Borrower to the Facility Agent pursuant to the Security Agreement are not subject to and will not result in any tax, fee or governmental charge payable by Borrower to any federal, state or local government except as paid.

(vi) True Lease. The Master Lease Agreement is a “true” lease, as defined in Article 2A of the UCC.

(vii) Permitted Indebtedness. The incurrence by the Borrower of the indebtedness pursuant to the Credit Agreement does not violate the Master Lease Agreement.

(viii) Indemnification. No claim with respect to indemnification obligations of the Lessor under the Master Lease Agreement has been asserted and remains outstanding.

(ix) Conditions Precedent. All of the conditions precedent to the Lease Commencement Date (as defined in the Master Lease Agreement) for each Solar Asset that are set forth in Section 2.3 of the Master Lease Agreement have been satisfied or waived.

EXHIBIT C

ASSIGNMENT AGREEMENT

(See attached)

C-1

Execution Version

ASSIGNMENT OF MEMBERSHIP INTERESTS AND ASSUMPTION AGREEMENT

This Assignment of Membership Interests and Assumption Agreement is made and entered into as of March 23, 2023 (the “Assignment Agreement”), by and among Spruce Power Holding Corporation, a Delaware corporation (“Buyer”), Mezzanine Partners III, L.P., a Delaware limited partnership (“Mezz Partners”), AP Mezzanine Partners III, L.P., a Delaware limited partnership (“AP Mezz Partners”), and SS Offshore, L.P., a Cayman Islands exempted limited partnership (“SS Offshore” and, together with Mezz Partners and AP Mezz Partners, the “Sellers”).

WHEREAS, Buyer and Sellers have entered into a Membership Interest Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”), providing for, among other things, the purchase by Buyer of the Membership Interests, as defined therein, of SS Holdings 2017, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Sellers collectively own 100% of the issued and outstanding Membership Interests, comprised of 13.48 Class A Units and 26.52 Class B Units of the Company (the “Transferred Interests”); and

WHEREAS, pursuant to the Purchase Agreement, Sellers have agreed to sell, transfer, convey and assign to Buyer and Buyer has agreed to purchase and accept, the Transferred Interests, as set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties do hereby agree as follows:

1. Defined Terms; Terms of the Purchase Agreement. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement. The parties hereto agree that nothing contained herein shall be deemed to alter or amend the terms and provisions of the Purchase Agreement and in the event of any conflict or inconsistency between the terms and provisions of this Assignment Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall be deemed to govern and be controlling in all circumstances.

2. Assignment. Each Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases and accepts from each Seller, the Transferred Interests set forth opposite the name of such Seller on Exhibit A attached hereto (the “Assignment”).

3. Further Actions. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Assignment Agreement the parties hereto shall take such further action (including the execution and delivery of such further documents and instruments) as a party hereto may reasonably request.

4. Incorporation by Reference. Sections 7.3 (Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial), 7.5 (Notices), 7.8 (Entire Agreement), 7.10 (Amendments) and 7.11 (Counterparts; Facsimile Signatures) of the Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

5. No Modification of Purchase Agreement. Notwithstanding anything to the contrary contained herein, this Assignment Agreement shall not amend or modify the terms and conditions of the Purchase Agreement, including any of the parties’ respective representations, warranties and covenants thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BUYER:

SPRUCE POWER HOLDING CORPORATION

By:
	Name:	Christian Fong
	Title:	Chief Executive Officer

[Signature Page to Assignment of Membership Interests and Assumption Agreement]

SELLERS:

MEZZANINE PARTNERS III, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:
Name:
Title:

AP MEZZANINE PARTNERS III, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:
Name:
Title:

SS OFFSHORE, L.P.

By: HPS Mezzanine Management III, LLC, its investment manager

By: HPS Investment Partners, LLC, its sole member

By:
Name:
Title:

[Signature Page to Assignment of Membership Interests and Assumption Agreement]

EXHIBIT A

OWNERSHIP OF HPS BLOCKER

Seller	Class of Transferred Interests	Number of Transferred Interests

Mezzanine Partners III, L.P.	Class A Units	11.44
AP Mezzanine Partners III, L.P.	Class A Units	2.04
SS Offshore, L.P.	Class B Units	26.52